Exhibit 99.1

Company Contacts: Cameron Way Chief Financial Officer Tel 206-373-9034 cway@onvia.com	Investor Relations: Scott Liolios or Matt Glover Liolios Group, Inc. Tel 949-574-3860 info@liolios.com

Onvia Reports Fourth Quarter and Fiscal 2009 Results

Revenue Up 21% in 2009 to $25.6 Million, Driving Annual EBITDA of $1.8 Million

SEATTLE, WA — March 4, 2010 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government business market intelligence, reported financial results for the fourth quarter and fiscal year ended December 31, 2009.

Q4 2009 Highlights

•	Revenue up 26% over Q4 2008 to $6.9 million

•	Gross margin increased 6% over Q4 2008 to 85%

•	EBITDA of $888,000 up 32% sequentially and vs. year-ago loss

•	Net income of $115,000 or $0.01 per diluted share – second consecutive profitable quarter

Fiscal 2009 Highlights

•	Revenue up 21% over 2008 to $25.6 million

•	Gross margin increased 3% over 2008 to 82%

•	EBITDA of $1.8 million vs. year-ago loss

•	Net loss of $547,000 or $(0.07) per share vs. a net loss of $3.4 million or $(0.41) per share in 2008

Q4 2009 Operational Performance Summary

Client Metrics (as defined below)	Q4 09	Q3 09	Δ%	Q4 08	Δ%
Annual Contract Value (ACV) (in millions)	$24.1	$23.5	3%	$19.8	22%
Total Clients	8,100	8,300	-2%	8,400	-4%
High Value Clients	7,700	7,900	-3%	7,800	-1%
Annual Contract Value per Client (ACVC)	$2,974	$2,818	6%	$2,360	26%
Quarterly Contract Value per Client (QCVC)	$3,141	$3,103	1%	$2,389	31%

Fourth Quarter and Fiscal 2009 Results

Revenue for the fourth quarter of 2009 increased 5% to $6.9 million from $6.6 million in the previous quarter and increased 25% from $5.5 million in the same year-ago period. For the full year 2009, revenues increased 21% to $25.6 million from $21.1 million in 2008.

The improvement in revenue was due primarily to the continued growth in Annual Contract Value (ACV). ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV increased 3% to $24.1 million from $23.5 million in the previous quarter, and increased 22% from $19.8 million in the same year-ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)” below).

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 6% to an average of $2,974 per client from the previous quarter and increased 26% from the fourth quarter of 2008. ACVC improved in the fourth quarter, in part by targeting higher value clients and emphasizing higher value database products. Of the approximately 8,100 total clients in the fourth quarter, approximately 56% subscribed to the higher value database products, an increase of 8% from 52% in the same year-ago period.

At the end of the quarter, the company’s total client base decreased 2% to 8,100 from 8,300 in the previous quarter and decreased 4% from 8,400 in the same year-ago period. Of the 8,100 total clients in the fourth quarter, approximately 7,700 were categorized as high value clients (i.e., excludes subscribers to the company’s entry level Metropolitan notification product). High value clients decreased 3% from approximately 7,900 in the previous quarter and decreased 1% from approximately 7,800 in the same period a year ago. The sequential quarter decrease in the customer base is primarily attributed to a decline in the company’s client retention rates.

Operating expenses in the quarter increased 9% to $5.8 million from $5.3 million in the previous quarter and same year-ago quarter. For the full year, operating expenses increased 5% to $21.6 million from $20.6 million in 2008. Sales and marketing expenses increased as a result of the company’s planned investment in sales personnel and marketing activities offset by lower technology and development expenses. Outsourced development projects resulted in reduced internal, non-capitalizable headcount costs.

For the fourth quarter of 2009, net income decreased to $115,000 or $0.01 per diluted share, from a net income of $167,000 or $0.02 per diluted share in the previous quarter, and an improvement from a net loss of $846,000 or $(0.10) per basic and diluted share in the fourth quarter of 2008. For the full year 2009, net loss totaled $547,000 or $(0.07) per basic and diluted share, an improvement from a net loss of $3.4 million or $(0.41) per basic and diluted share in 2008.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter increased 32% to $888,000 from $671,000 in the previous quarter, and improved from a loss of $246,000 in the same year-ago period. For the full year 2009, EBITDA totaled $1.8 million, an improvement from an EBITDA loss of $693,000 (see discussion about the presentation of EBITDA, a non-GAAP term, below).

Cash, cash equivalents and short-term investments totaled $14.3 million at December 31, 2009, an improvement from $14.0 million at the end of the third quarter of 2009 and $13.0 million at the end of the previous year.

Management Commentary

“2009 was a milestone year for Onvia, as we changed the direction of the company to focus on delivering comprehensive government business market intelligence,” said Mike Pickett, Onvia’s chairman and CEO. “The investments we made over the past two years have built a substantial infrastructure to execute our strategic growth plan. From an operational perspective, we achieved what we set out to accomplish: strong revenue growth and a return to profitability in the second half of 2009.”

“These results were driven by double-digit ACV growth, increasing the adoption of our higher valued products, and deepening relationships with existing clients. This resulted in our sixth sequential quarter of revenue growth and second sequential quarter of profitability. We did experience some lower retention rates in Q4 2009, which we believe is partly attributable to clients new to the public sector who underestimated the commitment required to successfully bid on government contracts, and to the challenges small businesses continue to face in this tough economy. Recognizing these factors, our 2010 plans include the launch of new products and increasing our focus on large corporate enterprises.”

“The growing government business market, or gBusiness market, stimulated increased demand for our services in 2009, as more companies sought to do business with government agencies at the all levels of government. Federal, state and local government spending is now between 40% and 50% of overall GDP, and that number increases every day as the federal government becomes more involved in industries like energy, manufacturing, financial services and healthcare among others. This burgeoning gBusiness market is massive, exceeding five trillion dollars, and more and more business are realizing that they are significantly disadvantaged if they aren’t engaged in it. We believe this spending trend is increasing demand for government information by larger businesses, which may increase our penetration into this segment.”

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Conference Call

Onvia will hold a conference call later today (March 4, 2010) to discuss these fourth quarter and fiscal 2009 financial results. CEO Mike Pickett and CFO Cameron Way will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, March 4, 2010

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s Website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until April 4, 2010:

Toll-free replay number: 1-800-388-9064

International replay number: 1-402-220-1116

(No passcode required)

Use of Non-GAAP Financial Information

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define EBITDA differently. The company presents EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of EBITDA to GAAP net loss for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008
GAAP net income (loss)	$115	$167	$(846)

Reconciling items from GAAP to EBITDA (loss)
Interest income, net	26	(15)	23
Taxes	—	—	—
Depreciation and amortization	582	452	416
Amortization of stock-based compensation	165	67	161

EBITDA (loss)	$888	$671	$(246)

EBITDA (loss) per common share:
Basic	$0.11	$0.08	$(0.03)
Diluted	$0.10	$0.08	$(0.03)

Weighted average common shares outstanding:
Basic	8,280	8,271	8,243
Diluted	8,580	8,570	8,243

Onvia, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	Twelve Months Ended December 31,
	2009	2008
GAAP net income (loss)	$(547)	$(3,374)

Reconciling items from GAAP to EBITDA (loss)
Interest income, net	52	433
Taxes	—	—
Depreciation and amortization	1,816	1,530
Amortization of stock-based compensation	449	718

EBITDA (loss)	$1,770	$(693)

EBITDA (loss) per common share:
Basic	$0.21	$(0.08)
Diluted	$0.21	$(0.08)

Weighted average common shares outstanding:
Basic	8,266	8,230
Diluted	8,266	8,230

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value, or ACV, which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the growth in the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content reseller licenses, management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only.

Forward-Looking Statements

This release contains “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our 2010 new product launch plan and our plan to increase penetration into the larger business segment. These statements are based on management’s current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. The company’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in sales and marketing, technology infrastructure, and content collection and sourcing fail to improve sales penetration and client retention rates; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; disruptions with Onvia’s outsourcing relationships fail to decrease incremental expense and delays product delivery schedules; client adoption of new and higher valued products is slower than expected; and Onvia fails to increase the number of clients and/or Annual Contract Value. Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in the company’s 2008 Annual Report on Form 10-K.

Any forward-looking statement made by the company in this presentation is as of the date indicated. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than a decade Onvia has been a leading provider of Business-to-Government solutions in the United States, covering the broadest set of industries, projects and products at every level of government. Thousands of companies rely on Onvia’s customized information services to grow sales opportunities, understand buyer and seller activities, and research markets. For information, call 1-800-331-2320 or visit www.onvia.com. To view Economic Recovery-funded projects tracked by Onvia, visit www.recovery.org.

ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2009	December 31, 2008
	(Unaudited)
	(in thousands, except share amounts)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,647	$13,043
Short-term investments, available-for-sale	12,632	—
Accounts receivable, net of allowance for doubtful accounts of $119 and $32	1,688	1,644
Prepaid expenses and other current assets	716	786
Reimbursable tenant improvements	147	147
Security deposits, current portion	135	135

Total current assets	16,965	15,755

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $3,459 and $2,782	1,226	1,710
Security deposits, net of current portion	269	404
Internal use software, net of accumulated amortization of $2,498 and $1,752	6,614	4,447
Prepaid expenses and other assets, net of current portion	20	7

Total long term assets	8,129	6,568

TOTAL ASSETS	$25,094	$22,323

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,585	853
Accrued expenses	1,267	1,491
Capital leases, current portion	6	82
Unearned revenue, current portion	11,275	8,979
Deferred rent, current portion	88	61

Total current liabilities	14,221	11,466

LONG TERM LIABILITIES:
Capital leases, net of current portion	—	6
Unearned revenue, net of current portion	270	139
Deferred rent, net of current portion	832	919

Total long term liabilities	1,102	1,064

TOTAL LIABILITIES	15,323	12,530

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,283,296 and 8,254,909 shares issued; and 8,283,270 and 8,246,828 shares outstanding	1	1
Treasury stock, at cost: 26 and 8,081 shares	—	(40)
Additional paid in capital	352,616	352,127
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(342,843)	(342,295)

Total stockholders’ equity	9,771	9,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,094	$22,323

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME / (LOSS) (UNAUDITED)

	Three Months Ending December 31,		Twelve Months Ending December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
Revenue
Subscription	$5,936	$4,699	$22,063	$18,090
Content license	707	584	2,460	2,239
Management reports	218	179	863	568
Other	61	49	251	245

Total revenue	6,922	5,511	25,637	21,142
Cost of revenue	1,066	1,098	4,679	4,326

Gross margin	5,856	4,413	20,958	16,816

Operating expenses:
Sales and marketing	3,891	3,446	13,909	12,300
Technology and development	844	749	3,096	3,818
General and administrative	1,032	1,087	4,552	4,505

Total operating expenses	5,767	5,282	21,557	20,623

Loss from operations	89	(869)	(599)	(3,807)
Other income, net	26	23	52	433

Net income / (loss)	$115	$(846)	$(547)	$(3,374)

Unrealized loss on available-for-sale securities	(4)	—	(4)	—

Comprehensive income / (loss)	$111	$(846)	$(551)	$(3,374)

Basic net income / (loss) per common share	$0.01	$(0.10)	$(0.07)	$(0.41)

Diluted net income / (loss) per common share	$0.01	$(0.10)	$(0.07)	$(0.41)

Basic weighted average shares outstanding	8,280	8,243	8,266	8,230

Diluted weighted average shares outstanding	8,580	8,243	8,266	8,230

ONVIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$115	$(846)	$(547)	$(3,374)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	582	416	1,816	1,530
Impairment of assets	—	—	—	97
Stock-based compensation	165	161	449	718
Change in operating assets and liabilities:
Accounts receivable	(301)	(449)	(43)	(252)
Prepaid expenses and other assets	(140)	(116)	56	(202)
Accounts payable	25	(317)	224	(1,368)
Accrued expenses	45	97	(260)	175
Unearned revenue	678	365	2,428	(321)
Deferred rent	(16)	108	(61)	698

Net cash provided by / (used in) operating activities	1,153	(581)	4,062	(2,299)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(68)	(10)	(222)	(1,578)
Proceeds from sales of property and equipment	—	—	—	3
Additions to internal use software	(781)	(1,061)	(2,734)	(3,413)
Purchases of investments	(8,041)	—	(15,777)	—
Sales of investments	1,000	—	1,000	—
Maturities of investments	2,141	—	2,141	—
Reimbursable tenant improvements	—	—	—	2,516
Return of security deposits	—	—	135	3,500

Net cash (used in) / provided by investing activities	(5,749)	(1,071)	(15,457)	1,028

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(6)	(30)	(82)	(113)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	30	32	81	126

Net cash provided by / (used in) financing activities	24	2	(1)	13

Net decrease in cash and cash equivalents	(4,572)	(1,650)	(11,396)	(1,258)
Cash and cash equivalents, beginning of period	6,219	14,693	13,043	14,301

Cash and cash equivalents, end of period	$1,647	$13,043	$1,647	$13,043